Exhibit 23(c)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated February 17, 1995, on our audits of North Bay Bancorp's consolidated financial statements for the years ended December 31, 1994 and 1993, included (or incorporated by reference) in Westamerica Bancorporation's 10-K for the year ended December 31, 1995 and to all references to our Firm included in this Form 10-K. It should be noted that we have performed no audit procedures subsequent to February 17, 1995, the date of our report. Furthermore, we have not audited any financial statements of North Bay Bancorp as of any date or for any period subsequent to December 31, 1994.


/s/ Arthur Andersen LLP
    -------------------
    Arthur Andersen LLP

    San Francisco, California
    March 22, 1996